Exhibit 4.5

MID-CON ENERGY PARTNERS, LP

LONG-TERM INCENTIVE PROGRAM

SECTION 1. Purpose of the Program.

The Mid-Con Energy Partners, LP Long-Term Incentive Program (the “Program”) has been adopted by Mid-Con Energy GP, LLC, a Delaware limited liability company (the “Company”), general partner of Mid-Con Energy Partners, LP, a Delaware limited partnership (the “Partnership”). The Program is intended to promote the interests of the Partnership and the Company and their Affiliates (as defined below) by providing to Employees, Consultants and/or Directors, incentive compensation awards based on Units (as defined below) to encourage superior performance. The Program is also contemplated to enhance the ability of the Company and its Affiliates to attract and retain the services of individuals who are essential for the growth and profitability of the Partnership and its subsidiaries and to encourage them to devote their best efforts to advancing the business of the Partnership and its subsidiaries.

SECTION 2. Definitions.

As used in the Program, the following terms shall have the meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Award” means an Option, Unit Appreciation Right, Restricted Unit, Phantom Unit, an Other Unit-Based Award, or a Unit Award granted under the Program, and includes any tandem DERs granted with respect to a Phantom Unit.

“Award Agreement” means the written or electronic agreement by which an Award shall be evidenced.

“Board” means the Board of Directors of the Company.

“Cause” means, except as otherwise provided in the terms of the Award Agreement, (i) conviction of a Participant by a court of competent jurisdiction of any felony or a crime involving moral turpitude; (ii) a Participant’s willful and intentional failure or willful and intentional refusal to follow reasonable and lawful instructions of the Board; (iii) a Participant’s material breach or default in the performance of his obligations under an Award Agreement or any employment agreement between the Participant and the Company or any Affiliate; or (iv) a Participant’s act of misappropriation, embezzlement, intentional fraud or similar conduct involving the Company or any of its Affiliates.

“Change of Control” means, and shall be deemed to have occurred upon one or more of the following events:

(i) any “person” or “group” within the meaning of those terms as used in Sections 13(d) and 14(d)(2) of the Exchange Act, other than the Company or an Affiliate of the Company, shall become the beneficial owner, by way of merger, consolidation, recapitalization, reorganization or otherwise, of 50% or more of the combined voting power of the equity interests in the Company or the Partnership;

(ii) the limited partners of the Partnership approve, in one or a series of transactions, a program of complete liquidation of the Partnership;

(iii) the sale or other disposition by either the Company or the Partnership of all or substantially all of its assets in one or more transactions to any Person other than the Company or an Affiliate of the Company;

(iv) a transaction resulting in a Person other than the Company or an Affiliate of the Company being the general partner of the Partnership; or

(v) except with respect to Other Unit-Based Awards evidenced by “Performance Unit-Based Award Agreements” which provide for the deferral of compensation and are subject to Section 409A of the Code (“Section 409A Performance Unit-Based Awards”), any time at which individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a Company Director subsequent to the Effective Date whose election, or nomination for election by the Partnership’s unitholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as the result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board.

Notwithstanding the foregoing, if a Change of Control constitutes a payment event with respect to any Award which provides for the deferral of compensation and is subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), then, to the extent required to comply with Section 409A of the Code, the transaction or event described in clause (i), (ii), (iii), (iv) or (v) above with respect to such Award must also constitute a “change of control event” as defined in the Treasury Regulation § 1.409A-3(i)(5).

For the avoidance of doubt, clause (v) of this definition shall not constitute a “Change of Control” for purposes of any Section 409A Performance Unit-Based Award.

“Committee” means the Board or the Compensation Committee of the Board or such other committee as may be appointed by the Board to administer the Program.

“Consultant” means an individual, other than an Employee or a Director, who renders consulting services to the Company, the Partnership or an Affiliate of either.

“DER” or “Distribution Equivalent Right” means a contingent right, which may be granted, if it all, only in tandem with a specific Phantom Unit Award, to receive with respect to each Phantom Unit subject to the Award an amount in cash, Units and/or Phantom Units equivalent in value to the distributions made by the Partnership with respect to a Unit during the period such Award is outstanding.

“Director” means a member of the board of directors of the Company, the Partnership or an Affiliate of the Company, who is not an Employee or a Consultant (other than in that individual’s capacity as a Director).

“Employee” means an employee of the Company or an Affiliate of the Company, who performs services for the Company, the Partnership or an Affiliate of either.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” of a Unit means the closing sales price of a Unit on the principal national securities exchange or other market in which trading in Units occurs on the applicable date (or, if there is no trading in the Units on such date, on the next preceding date on which there was trading) as reported in The Wall Street Journal (or other reporting service approved by the Committee). If Units are not traded on a national securities exchange or other market at the time a determination of fair market value is required to be made hereunder, the determination of fair market value shall be made in good faith by the Committee.

“Option” means an option to purchase Units granted under the Program.

“Other Unit-Based Award” means an Award granted pursuant to Section 6(d) of the Program.

“Participant” means an Employee, Consultant or Director granted an Award under the Program.

“Partnership Agreement” means the Agreement of Limited Partnership of the Partnership, as it may be amended or amended and restated from time to time.

“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, governmental agency or political subdivision thereof or other entity.

“Phantom Unit” means a notional unit granted under the Program that upon vesting entitles the Participant to receive a Unit or an amount of cash equal to the Fair Market Value of a Unit, as determined by the Committee in its sole discretion.

“Restricted Period” means the period established by the Committee with respect to an Award during which the Award remains subject to forfeiture and is either not exercisable by or payable to the Participant, as the case may be.

“Restricted Unit” means a Unit granted under the Program that is subject to a Restricted Period.

“Rule 16b-3” means Rule 16b-3 promulgated by the SEC under the Exchange Act or any successor rule or regulation thereto as in effect from time to time.

“SEC” means the Securities and Exchange Commission, or any successor thereto.

“UDR” means a distribution made by the Partnership with respect to a Restricted Unit.

“Unit” means a common unit representing a limited partnership interest of the Partnership.

“Unit Appreciation Right” or UAR” means a contingent right that entitles the holder to receive, in cash or Units, as determined in the sole discretion of the Committee, the excess of the Fair Market Value of a Unit on the exercise date of the UAR over the exercise price of the UAR.

“Unit Award” means a grant of a Unit that is not subject to a Restricted Period.

SECTION 3. Administration.

The Program shall be administered by the Committee. A majority of the Committee shall constitute a quorum, and the acts of the members of the Committee who are present at any meeting thereof at which a quorum is present, or acts unanimously approved by the members of the Committee in writing (including an email, fax, or other electronic communication that is authenticated according to the Uniform Electronic Transactions Act or that is deemed signed by the Committee’s Chair), shall be the acts of the Committee. Subject to the terms of the Program and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Program, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant; (iii) determine the number of Units to be covered by Awards; (iv) determine the terms and conditions of any Award (including, but not limited to performance requirements for such Award); (v) determine whether, to what extent, and under what circumstances Awards may be exercised, canceled, forfeited or settled (and, if settled, whether and the extent to which settlement is in Units, cash, other property or any combination thereof), and the method or methods by which Awards may be exercised, canceled, forfeited or settled; (vi) interpret and administer the Program and any instrument or agreement relating to an Award made under the Program; (vii) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Program; (viii) take any action or exercise any power or right reserved, explicitly or implicitly, to the Committee under the Program or any Award Agreement; and (ix) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Program; provided that with respect to an Award that provides for the deferral of compensation and is subject to Section 409A of the Code, the Committee does not have authority to take an action that subjects a Participant to accelerated or additional taxes pursuant to Section 409A of the Code. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Program or an Award Agreement in such manner and to such extent as the Committee deems necessary or appropriate. The Committee may, in its sole discretion, provide for the extension of the exercisability of an Award, accelerate the vesting or exercisability of an Award, eliminate or make less restrictive any restrictions applicable to an Award, waive any restriction or other provision of this Program or an Award or otherwise amend or modify an Award in any manner that (i) is either (A) not adverse to the Participant to whom such Award was granted or (B) consented to by such Participant, and (ii) with respect to an Award that provides for the deferral of compensation and is subject to Section 409A of the Code, does not cause the Participant’s taxes to be accelerated or increased pursuant to Section 409A of the Code. Unless otherwise expressly provided in the Program, all designations, determinations, interpretations, and other decisions under or with respect to the Program or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive, and binding upon all Persons, including the Company, the Partnership, any Affiliate of the Company, any Participant, and any other holder or beneficiary of any Award.

SECTION 4. Units.

(a) Limits on Units Deliverable. Subject to adjustment as provided in Section 4(c), the maximum number of Units that may be delivered with respect to Awards under the Program is 1,764,000 Units. Units withheld from an Award to either satisfy the Company’s or an Affiliate’s tax withholding obligations with respect to the Award, or pay the exercise price of an Award, shall not be considered to be Units delivered under the Program for this purpose. If any Award is forfeited, cancelled, exercised, paid, or otherwise terminates or expires without the actual delivery of Units pursuant to such Award (the grant of Restricted Units is not a delivery of Units for this purpose), the Units subject to such Award shall again be available for Awards under the Program. There shall not be any limitation on the number of Awards that may be granted and paid in cash. The Board and the appropriate officers of the Company are authorized to take from time to time whatever actions are necessary, and to file any required documents with governmental authorities, stock exchanges and transaction reporting systems to ensure that Units are available for issuance pursuant to Awards. If no Units remain available under the Program for issuance in settlement of an Award, such Award will be settled in cash.

(b) Sources of Units Deliverable Under Awards. Any Units delivered pursuant to an Award may consist, in whole or in part, of Units acquired in the open market, from the Partnership, any Affiliate of the Partnership, or any other Person, or newly issued Units, or any combination of the foregoing, as determined by the Committee in its sole discretion.

(c) Adjustments. In the event that any distribution (whether in the form of cash, Units, other securities, or other property), recapitalization, split, reverse split, reorganization or liquidation, merger, consolidation, split-up, spin-off, separation, combination, repurchase, acquisition of property or securities, or exchange of Units or other securities of the Partnership, issuance of warrants or other rights to purchase Units or other securities of the Partnership, or other similar transaction or event affects the Units, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and type of Units (or other securities or property) with respect to which Awards may be granted, (ii) the number and type of Units (or other securities or property) subject to outstanding Awards, (iii) the grant or exercise price with respect to any Award, (iv) the performance criteria (if any) for an Award that vests upon satisfaction of performance criteria other than continued service as an Employee, Consultant or Director (v) the appropriate Fair Market Value and other price determinations for such Awards and (vi) any other limitations contained within this Program or, subject to Section 8(m), make provision for a cash payment to the holder of an outstanding Award; provided, that the number of Units subject to any Award shall always be a whole number.

SECTION 5. Eligibility.

Any Employee, Consultant or Director shall be eligible to be designated a Participant by the Committee and receive an Award under the Program.

SECTION 6. Awards.

(a) Options and UARs. The Committee shall have the authority to determine the Employees, Consultants and Directors to whom Options and/or UARs shall be granted, the number of Units to be covered by each Option or UAR, the exercise price thereof, the Restricted Period and other conditions and limitations applicable to the exercise of the Option or UAR, including the following terms and conditions and such additional terms and conditions, as the Committee shall determine, that are not inconsistent with the provisions of the Program.

(i) Exercise Price. The exercise price per Unit purchasable under an Option or subject to a UAR shall be determined by the Committee at the time the Option or UAR is granted but may not be less than the Fair Market Value of a Unit as of the date of grant of the Option or UAR.

(ii) Time and Method of Exercise. The Committee shall determine the exercise terms and the Restricted Period with respect to an Option or UAR grant, which may include, without limitation, a provision for accelerated vesting upon the achievement of specified performance goals or other events, and the method or methods by which payment of the exercise price with respect to an Option may be made or deemed to have been made, which may include, without limitation, cash, check acceptable to the Company, withholding Units from the Award, a “cashless-broker” exercise through procedures approved by the Company, or any combination of the above methods, having a Fair Market Value on the exercise date equal to the relevant exercise price.

(iii) Forfeitures. Except as otherwise provided in the terms of the Award Agreement, upon termination of all of a Participant’s service relationships, as applicable, with the Company and all of its Affiliates as an Employee, Consultant or Director for any reason during the applicable Restricted Period, all outstanding, unvested Options and UARs as of the date of such termination shall be forfeited by the Participant. The Committee may, in its sole discretion, waive in whole or in part such forfeiture with respect to a Participant’s Options or UARs; provided that with respect to an Award that provides for the deferral of compensation and is subject to Section 409A of the Code, the Committee does not have authority to take an action that subjects a Participant to accelerated or additional taxes pursuant to Section 409A of the Code.

(b) Restricted Units and Phantom Units. The Committee shall have the authority to determine the Employees, Consultants and Directors to whom Restricted Units and/or Phantom Units shall be granted, the number of Restricted Units or Phantom Units to be granted to each such Participant, the Restricted Period, the conditions under which the Restricted Units or Phantom Units may become vested or forfeited and such other terms and conditions as the Committee may establish with respect to such Awards.

(i) DERs. To the extent provided by the Committee, in its sole discretion, a grant of Phantom Units may or may not include a tandem DER grant, which may provide that such DERs shall be paid directly to the Participant, be credited to a bookkeeping account (with or without interest in the sole discretion of the Committee), be “reinvested” in Restricted Units or additional Phantom Units and be subject to the same or different vesting restrictions as the tandem Phantom Unit Award, or be subject to such other provisions or restrictions as determined by the Committee in its sole discretion. Absent a contrary provision in the Award Agreement, except with respect to a Phantom Unit Award that vests upon satisfaction of performance criteria other than continued service as an Employee, Consultant or Director, upon a distribution with respect to a Unit, DERs equal in value to such distribution shall be paid promptly to the Participant in cash without vesting restrictions. With respect to a Phantom Unit Award that vests upon satisfaction of performance criteria other than continued service as an Employee, Consultant or Director, DERs equal in value to such distribution that would otherwise be payable on or after the date of grant but prior to vesting of the associated Phantom Unit Award shall be credited to a bookkeeping account established by the Company, which bookkeeping account shall not bear interest and shall be subject to forfeiture until such time as the associated Phantom Unit Award vests, and the amounts credited to such bookkeeping account shall be paid to the holder of the Phantom Unit Award within 30 days following the vesting of the associated Phantom Unit Award. Notwithstanding the foregoing, DERs shall be paid in a manner that is exempt from or in compliance with Section 409A of the Code.

(ii) UDRs. To the extent provided by the Committee, in its sole discretion, a grant of Restricted Units may provide that UDRs shall be subject to the same forfeiture and other restrictions as the Restricted Unit and, if restricted, UDRs shall be held, without interest, until the Restricted Unit vests or is forfeited, with UDRs being paid or forfeited at the same time, as the case may be. In addition, the Committee may provide that UDRs be used to acquire additional Restricted Units for the Participant. Such additional Restricted Units may be subject to such vesting and other terms as the Committee may proscribe. Absent a contrary provision in the Award Agreement, UDRs shall be paid promptly to the holder of the Restricted Unit without vesting restrictions. Notwithstanding the foregoing, UDRs shall be paid in a manner that is exempt from or in compliance with Section 409A of the Code.

(iii) Forfeitures. Except as otherwise provided in the terms of the Award Agreement, upon termination of all of a Participant’s service relationships, as applicable, with the Company and all of its Affiliates as an Employee, Consultant or Director for any reason during the applicable Restricted Period, all outstanding, unvested Restricted Units and Phantom Units awarded the Participant shall be automatically forfeited on such termination. The Committee may, in its sole discretion, waive in whole or in part such forfeiture with respect to a Participant’s Restricted Units and/or Phantom Units; provided that with respect to an Award that provides for the deferral of compensation and is subject to Section 409A of the Code, the Committee does not have authority to take an action that subjects a Participant to accelerated or additional taxes pursuant to Section 409A of the Code.

(iv) Lapse of Restrictions.

(A) Phantom Units. Upon or as soon as reasonably practical following the vesting of each Phantom Unit and any terms of the Phantom Unit Award relating to payment, and further subject to the provisions of Section 8(b), the Participant shall be entitled to receive from the Company one Unit or cash equal to the Fair Market Value of one Unit on the date of vesting. Whether a Phantom Unit Award is settled in Units or cash shall be determined in the sole discretion of the Committee.

(B) Restricted Units. Upon or as soon as reasonably practical following the vesting of each Restricted Unit, subject to satisfying the tax withholding obligations of Section 8(b), the Participant shall be entitled to have the restrictions removed from his or her Unit certificate so that the Participant then holds an unrestricted Unit. For payments related to Restricted Units that are deferred compensation regulated by Section 409A of the Code, unless the Committee provides otherwise in an Award Agreement, that payment date is not later than March 15 of the calendar year following the calendar year in which the vesting of each Phantom Unit occurs.

(c) Unit Awards. Unit Awards may be granted under the Program to such Employees, Consultants and/or Directors and in such amounts as the Committee, in its sole discretion, may select.

(d) Other Unit-Based Awards. Other Unit-Based Awards may be granted under the Program to such Employees, Consultants and/or Directors as the Committee, in its sole discretion, may select. An Other Unit-Based Award shall be an award denominated or payable in, valued in or otherwise based on or related to Units, in whole or in part. The Committee shall determine the terms and conditions of any such Other Unit-Based Award. Upon vesting, an Other Unit-Based Award may be settled in cash, Units (including Restricted Units), other property or any combination thereof, as determined in the sole discretion of the Committee.

(e) General.

(i) Awards May Be Granted Separately or Together. Awards may, in the sole discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution for any other Award granted under the Program or any award granted under any other program of the Company or any Affiliate of the Company. Awards granted in addition to or in tandem with other Awards or awards granted under any other program of the Company or any Affiliate of the Company may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

(ii) Limits on Transfer of Awards.

(A) Except as provided in Paragraph (C) below, each Option and Unit Appreciation Right shall be exercisable only by the Participant during the Participant’s lifetime, or by the person to whom the Participant’s rights shall pass by will or the laws of descent and distribution.

(B) Except as provided in Paragraph (C) below, no Award and no right under any such Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company, the Partnership or any Affiliate of the Company.

(C) To the extent specifically provided by the Committee with respect to an Award, an Award may be transferred by a Participant without consideration to immediate family members or related family trusts, limited partnerships or similar entities or on such terms and conditions as the Committee may from time to time establish. In the terms of an Award Agreement, the Committee may allow the designation of a death beneficiary for cash payments.

(iii) Term of Awards. The term of each Award shall be for such period as may be determined by the Committee.

(iv) Unit Certificates. All certificates for Units or other securities of the Partnership delivered under the Program pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Program or the rules, regulations, and other requirements of the SEC, any stock exchange upon which such Units or other securities are then listed, and any applicable federal or state laws, and the Committee may cause a legend or legends to be inscribed on any such certificates to make appropriate reference to such restrictions.

(v) Consideration for Grants. Awards may be granted for such consideration, including services, as the Committee shall determine.

(vi) Delivery of Units or other Securities and Payment by Participant of Consideration. Notwithstanding anything in the Program or any Award Agreement to the contrary, delivery of Units pursuant to the exercise or vesting of an Award may be deferred for any period during which, in the good faith determination of the Committee, the Company is not reasonably able to obtain Units to deliver pursuant to such Award without violating applicable law or the applicable rules or regulations of any governmental agency or authority or securities exchange. No Units or other securities shall be delivered pursuant to any Award until payment in full of any amount required to be paid pursuant to the Program or the applicable Award Agreement (including, without limitation, any exercise price or tax withholding) is received by the Company.

(vii) Actions Upon the Occurrence of Certain Events. Upon the occurrence of a Change of Control, any change in applicable law or regulation affecting the Plan or Awards thereunder, or any change in accounting principles affecting the financial statements of the Partnership, or unless the Committee shall determine otherwise in the Award Agreement, the Committee, in its sole discretion, without the consent of any Participant or holder of the Award, and on such terms and conditions as it deems appropriate, may take any one or more of the following actions to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or an outstanding Award:

(A) provide for either (i) the termination of any Award in exchange for an amount of cash, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Participant’s rights (and, for the avoidance of doubt, if as of the date of the occurrence of such transaction or event the Committee determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Participant’s rights, then such Award may be terminated without payment), or (ii) the replacement of such Award with other rights or property selected by the Committee in its sole discretion;

(B) provide that such Award be assumed by the successor or survivor entity, or a parent or subsidiary thereof, or be exchanged for similar options, rights or awards covering the equity of the successor or survivor, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of equity interests, values and prices, including, but not limited to, exercise prices;

(C) make adjustments in the number and type of Units (or other securities or property) subject to outstanding Awards, and in the number and kind of outstanding Awards or in the terms and conditions of (including the exercise price), and the vesting and performance criteria included in, outstanding Awards, or both;

(D) provide that such Award shall be exercisable or payable, notwithstanding anything to the contrary in the Plan or the applicable Award Agreement; and

(E) provide that the Award cannot be exercised or become payable after such event (i.e., shall terminate upon such event).

Notwithstanding the foregoing in this subsection (vii), any such action contemplated under this subsection (vii) shall be effective only to the extent that such action will not cause any Award that is designed to satisfy Section 409A of the Code to fail to satisfy such section.

SECTION 7. Amendment, Modification and Termination.

The Board may amend, modify, suspend or terminate this Program (and the Committee may amend an Award Agreement) for the purpose of meeting or addressing any changes in legal requirements or for any other purpose permitted by law, except that (i) no amendment or alteration that would adversely affect the rights of any Participant under any Award previously granted to such Participant shall apply to such Participant without the consent of such Participant and (ii) no amendment or alteration shall be effective prior to its approval by the unitholders of the Partnership to the extent unitholder approval is otherwise required by applicable legal requirements or the requirements of the securities exchange on which the Partnership’s units are listed, including any amendment that (A) expands the types of Awards available under this Program, (B) materially increases the number of Units available for Awards under this Program, (C) materially expands the classes of persons eligible for Awards under this Program, (D) materially extends the term of this Program, (E) materially changes the method of determining the exercise price of Options or UARs, (F) deletes or limits any provisions of this Program that prohibit the repricing of Options or UARs, or (G) decreases any minimum vesting requirements for any Award.

SECTION 8. General Provisions.

(a) No Rights to Award. No Person shall have any claim to be granted any Award under the Program, and there is no obligation for uniformity of treatment of Participants. The terms and conditions of Awards need not be the same with respect to each recipient.

(b) Tax Withholding. Unless other arrangements have been made that are acceptable to the Company, the Company or any Affiliate of the Company is authorized to withhold from any Award, from any payment due or transfer made under any Award or from any compensation or other amount owing to a Participant at the time of the creation of compensation as defined in the applicable tax or withholding laws, rules or regulations or at any later time, the amount (in cash, Units, Units that would otherwise be issued pursuant to such Award or other property) of any applicable taxes payable in respect of the grant of an Award, its exercise, the lapse of restrictions thereon, or any payment or transfer under an Award or under the Program and to take such other action as may be necessary in the opinion of the Company to satisfy its withholding obligations for the payment of such taxes.

(c) No Right to Employment or Services. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any Affiliate of the Company or in the service of the Company or any Affiliate of the Company as a Consultant or Director. Furthermore, the Company or an Affiliate of the Company may at any time dismiss a Participant from employment or service free from any liability or any claim under the Program, unless otherwise expressly provided in the Program, any Award Agreement or other agreement.

(d) Governing Law. The validity, construction, and effect of the Program and any rules and regulations relating to the Program shall be determined in accordance with the laws of the State of Delaware without regard to its conflicts of laws principles.

(e) Severability. If any provision of the Program or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Program or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable law or, if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Program or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Program and any such Award shall remain in full force and effect.

(f) Other Laws. The Committee may refuse to issue or transfer any Units or other consideration under an Award if, in its sole discretion, it determines that the issuance or transfer of such Units or such other consideration might violate any applicable law or regulation, the rules of the principal securities exchange on which the Units are then traded, or entitle the Partnership or an Affiliate of the Partnership to recover the same under Section 16(b) of the Exchange Act, and any payment tendered by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded to the relevant Participant, holder or beneficiary.

(g) No Trust or Fund Created. Neither the Program nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any participating Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any participating Affiliate pursuant to an Award, such right shall be no greater than the right of any general unsecured creditor of the Company or any participating Affiliate.

(h) No Fractional Units. No fractional Units shall be issued or delivered pursuant to the Program or any Award, and the Committee shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional Units or whether such fractional Units or any rights thereto shall be canceled, terminated, or otherwise eliminated.

(i) Headings. Headings are given to the Sections and subsections of the Program solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Program or any provision thereof.

(j) Facility of Payment. Any amounts payable hereunder to any person under legal disability or who, in the judgment of the Committee, is unable to manage properly his financial affairs, may be paid to the legal representative of such person, or may be applied for the benefit of such person in any manner that the Committee may select, and the Company shall be relieved of any further liability for payment of such amounts.

(k) Participation by Affiliates. In making Awards to Employees employed by an Affiliate of the Company, the Committee shall be acting on behalf of such Affiliate, and to the extent the Partnership has an obligation to reimburse such Affiliate for compensation paid for services rendered for the benefit of the Partnership, such payments or reimbursement payments may be made by the Partnership directly to such Affiliate, and, if made to the Company, shall be received by the Company as agent for such Affiliate.

(l) Gender and Number. Words in the masculine gender shall include the feminine gender, the plural shall include the singular and the singular shall include the plural.

(m) Compliance with Section 409A.

(i) Awards made under this Program are intended to comply with or be exempt from Section 409A of the Code, and ambiguous provisions hereof, if any, shall be construed and interpreted in a manner consistent with such intent. No payment, benefit or consideration shall be substituted for an Award if such action would result in the imposition of taxes under Section 409A of the Code. Notwithstanding anything in this Program to the contrary, if any Program provision or Award under this Program would result in the imposition of an additional tax under Section 409A of the Code, that Program provision or Award shall be reformed, to the extent permissible under Section 409A of the Code, to avoid imposition of the additional tax, and no such action shall be deemed to adversely affect the Participant’s rights to an Award.

(ii) Unless the Committee provides otherwise in an Award Agreement, each Phantom Unit (or portion thereof if the Phantom Unit is subject to a vesting schedule) shall be settled no later than the 15th day of the third month after the end of the first calendar year in which the Award (or such portion thereof) is no longer subject to a “substantial risk of forfeiture” within the meaning of Section 409A of the Code. If the Committee determines that a Phantom Unit is intended to be subject to Section 409A of the Code, the applicable Award Agreement shall include terms that are designed to satisfy the requirements of Section 409A of the Code.

(iii) Notwithstanding anything herein or in any Award Agreement to the contrary, if the Participant is a “specified employee” within the meaning of Section 409A of the Code(a)(2)(B)(i) on the date on which the Participant has a “separation from service” (other than due to death) within the meaning of Treasury Regulation § 1.409A-1(h), any Award payable or settled on account of separation from service that is deferred compensation subject to Section 409A of the Code shall be paid or settled on the earliest of (1) the first business day following the expiration of six months from the Participant’s separation from service, (2) the date of the Participant’s death, or (3) such earlier date as complies with the requirements of Section 409A of the Code.

(n) No Guarantee of Tax Consequences. None of the Board, the Partnership, the Company, any Affiliate of the Company nor the Committee makes any commitment or guarantee that any federal, state or local tax treatment will apply or be available to any person participating or eligible to participate hereunder.

(o) Claw-back Policy. All Awards (including any proceeds, gains or other economic benefit actually or constructively received by the Participant upon any receipt or exercise of any Award or upon the receipt or resale of any Units underlying the Award) shall be subject to the provisions of any claw-back policy implemented by the Partnership or the Company, including, without limitation, any claw-back policy adopted to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder, to the extent set forth in such claw-back policy and/or in the applicable Award Agreement.

SECTION 9. Term of the Program.

The Program, shall be effective on December 20, 2011 (“Effective Date”). The Program shall continue until the earliest of (i) the date terminated by the Board, (ii) all Units available under the Program have been issued to Participants, or (iii) the 10th anniversary of the date on which the Program was approved by the Company. However, any Award granted prior to such termination, and the authority of the Board or the Committee to amend, alter, adjust, suspend, discontinue, or terminate any such Award or to waive any conditions or rights under such Award, shall extend beyond such termination date.